The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Subject to Completion, dated May 1, 2013

Pricing Supplement to the Prospectus dated June 22, 2011,
the Prospectus Supplement dated June 22, 2011 and the Product Supplement dated June 23, 2011

US$    ●
Senior Medium-Term Notes, Series B
Autocallable Barrier Notes with Step Up Call Price due May 31, 2016
Linked to the S&P 500® Index

•	This pricing supplement relates to an offering of Autocallable Barrier Notes with Step Up Call Price linked to the S&P 500® Index (the “Underlying Asset”).

•
The notes are designed for investors who are willing to forgo receiving interest on the notes and are seeking a predetermined return on the notes if the closing level of the Underlying Asset on any Call Date is greater than the Initial Level. Investors should be willing to have their notes automatically redeemed prior to maturity and be willing to lose some or all of their principal at maturity.

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If on any Call Date, the closing level of the Underlying Asset is greater than the Initial Level, the notes will be automatically called. On the applicable Call Settlement Date, for each $1,000 principal amount, investors will receive the applicable Call Price set forth below.

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The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the Final Level of the Underlying Asset and whether a Barrier Event (as defined below) occurs.

•
A “Barrier Event” will occur if the closing level of the Underlying Asset on the Valuation Date is less than the Barrier Level (as defined below), which is expressed as a percentage of the level of the Underlying Asset on the pricing date.

•
If the notes are not automatically redeemed, and a Barrier Event occurs, investors are subject to one-for-one loss of the principal amount of the notes for any percentage decrease from the Initial Level to the Final Level. In such a case, you will receive a cash amount at maturity that is less than the principal amount, and may be zero.

•	There will be no periodic payments of interest on the notes.

•	All payments on the notes are subject to the credit risk of Bank of Montreal.

•	Investing in the notes is not equivalent to investing in the shares of the Underlying Asset.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
Autocallable Note Number	Underlying Asset	Ticker Symbol	Principal Amount	Initial Level*	Barrier Level (% of the Initial Level)	Term (in Years)	CUSIP	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal
0047	S&P 500® Index	SPX	$1,000		75.00%	3	06366RNX9	100%	●% US$●	●% US$●

Call Price
Call Date Occuring on May 22, 2014	Call Date Occuring on May 21, 2015	Call Date Occuring on May 23, 2016
$1,061	$1,122	$1,183

* The actual Initial Level will be set on the pricing date.
(1) In addition to the agent’s commission, the price to public specified above is expected to include the profit that we would recognize earned by hedging our exposure under the notes.  The actual agent’s commission will be set forth in the final pricing supplement.
Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” sections beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on or about May 31, 2013.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Automatic Redemption:	If, on any Call Date, the closing level of the Underlying Asset is greater than the Initial Level, the notes will be automatically redeemed.

Payment upon Automatic Redemption:
If the notes are automatically redeemed, then, on the applicable Call Settlement Date, for each $1,000 principal amount, investors will receive the applicable Call Price set forth on the cover page of this pricing supplement.

Call Dates:	Annually on May 22, 2014, May 21, 2015, and the Valuation Date.

Call Settlement Dates:	The fifth business day following the applicable Call Date. The call settlement date for the final Call Date will be the maturity date.

Payment at Maturity:
If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Underlying Asset. You will receive $1,000 for each $1,000 in principal amount of the note, unless a Barrier Event has occurred.

If a Barrier Event has occurred, you will receive at maturity, for each $1000 in principal amount of your notes, a cash amount equal to:
$1,000 + ($1,000 x Percentage Change)
This amount will be less than the principal amount of your notes, and may be zero.

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:

Final Level - Initial Level
Initial Level

Barrier Level:	75.00% of the Initial Level

Barrier Event:	A Barrier Event will be deemed to occur if the Final Level is less than the Barrier Level.

Pricing Date:	On or about May 23, 2013

Settlement Date:	On or about May 31, 2013

Valuation Date:	On or about May 23, 2016

Maturity Date:	On or about May 31, 2016

Interest:	None. The only payments on the notes will be the Call Price, if the notes are called prior to maturity, or the payment at maturity.

Monitoring Period:	The Valuation Date. The level of the Underlying Asset between the Pricing Date and the Valuation Date will not impact the Payment at Maturity.

Initial Level:	The closing level of the Underlying Asset on the pricing date. The Initial Level will be set forth in the final pricing supplement for the notes.

Final Level:	The closing level of the Underlying Asset on the Valuation Date.

CUSIP Number:	06366RNX9

Calculation Agent:	BMO Capital Markets Corp.

Selling Agent:	BMO Capital Markets Corp.

The pricing date and the settlement date are subject to change. The actual pricing date, settlement date, Call Dates, Valuation Date and maturity date for the notes will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002122/a622111424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying Asset.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

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Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. The notes do not pay interest. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Level and whether a Barrier Event occurs. If the Final Level is less than the Barrier Level, you will be subject to a one-for-one loss of the principal amount of the notes for any Percentage Change from the Initial Level to the Final Level. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

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Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of the Underlying Asset on any Call Date is greater than its Initial Level. Following an automatic redemption, you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes.

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Your return on the notes, if any, is limited to the applicable Call Price, regardless of any appreciation in the value of the Underlying Asset. — Unless the notes are automatically called, you will not receive a payment at maturity with a value greater than your principal amount.  If the notes are automatically called, you will not receive a payment greater than the applicable Call Price, even if the Final Level exceeds the Initial Level by a substantial amount.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes at maturity and on any applicable Call Settlement Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading securities included in the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Underlying Asset and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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The inclusion of the agent’s commission and hedging profits, if any, in the price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMOCM or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial price to public. The initial price to public will include, and any price quoted to you is likely to exclude, the agent’s commission paid in connection with the initial distribution. The initial price to public is also expected to include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

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You will not have any shareholder rights and will have no right to receive any shares of any company included in the Underlying Asset at maturity. — Investing in your notes will not make you a holder of any shares of any company included in the Underlying Asset.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to those securities.

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Changes that affect the Underlying Asset will affect the market value of the notes, whether the notes will be automatically called, and the amount you will receive at maturity. — The policies of S&P/Dow Jones Indices LLC (“S&P”), the sponsor of the Underlying Asset, concerning the calculation of the Underlying Asset, additions, deletions or substitutions of the components of the Underlying Asset and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Asset and, therefore, could affect the level of the Underlying Asset, the amount payable on the notes at maturity, whether the notes will be automatically called, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if S&P changes these policies, for example, by changing the manner in which it calculates the Underlying Asset, or if S&P discontinues or suspends the calculation or publication of the Underlying Asset.

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We have no affiliation with S&P and will not be responsible for any actions taken by S&P. S&P is not an affiliate of ours or will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of S&P, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. S&P has no obligation of any sort with respect to the notes. Thus, S&P has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from any issuance of the notes will be delivered to S&P.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

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Hedging and trading activities.  — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling securities included in the Underlying Asset, or futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  We or our affiliates may also engage in trading relating to the Underlying Asset from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the level of the Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity that is not automatically called on any of the first two Call Dates. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Barrier Level of 75.00 (75.00% of the Initial Level), the final Call Price of $1,183.00, and a range of hypothetical Final Levels and the effect on the payment at maturity: (i) if the Final Level of the Underlying Asset is above the Initial Level on the Valuation Date (which is the final Call Date), your payment at maturity will be the final Call Price; (ii) if the Final Level of the Underlying Asset is less than the Initial Level but does not fall below the Barrier Level, your payment at maturity will be 100% of the principal amount; however, (iii) if the Final Level is less than the Barrier Level, the value of the cash payment that you receive will be less than your principal amount, and may be zero.

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically called before the final Call Date, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Underlying Asset, and whether its closing level is below the Barrier Level on the Valuation Date. If the notes are automatically called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the applicable Call Price.

Hypothetical Final Level	Hypothetical Final Level Expressed as a Percentage of the Initial Level	Payment at Maturity
150.00	150.00%	$1,183.00
125.00	125.00%	$1,183.00
100.00	100.00%	$1,000.00
90.00	90.00%	$1,000.00
80.00	80.00%	$1,000.00
75.00	75.00%	$1,000.00
70.00	70.00%	$700.00
65.00	65.00%	$650.00
50.00	50.00%	$500.00
25.00	25.00%	$250.00
0.00	0%	$0.00

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

The Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the final regulations, withholding requirements with respect to the notes will generally begin no earlier than January 1, 2014. Additionally, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014.  Account holders subject to information reporting requirements pursuant to the legislation may include holders of the notes. Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or further engaged by a dealer to whom BMOCM reoffers the notes, will purchase the notes at an agreed discount to the initial price to public.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering.  In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of any of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

We expect to deliver the notes on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade agree otherwise.  As a result, purchasers who wish to trade the notes more than three business days prior to the original issue date must make alternative settlement arrangements to prevent a failed settlement.

The Underlying Asset

All disclosures contained in this pricing supplement regarding the Underlying Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Underlying Asset, has no obligation to continue to publish, and may discontinue publication of, the Underlying Asset. The consequences of S&P discontinuing publication of the Underlying Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Underlying Asset on a Valuation Date.” Neither we nor BMOCM accepts any responsibility for the calculation, maintenance or publication of the Underlying Asset or any successor index.

The Underlying Asset is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Underlying Asset is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of April 24, 2013, 390 companies included in the Underlying Asset traded on the New York Stock Exchange, and 110 companies included in the Underlying Asset traded on The NASDAQ Stock Market. On April 24, 2013, the average market capitalization of the companies included in the Underlying Asset was $28.13 billion. As of that date, the largest component of the Underlying Asset had a market capitalization of $400.69 billion, and the smallest component of the Underlying Asset had a market capitalization of $1.58 billion.

S&P chooses companies for inclusion in the Underlying Asset with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Underlying Asset, with the approximate percentage of the market capitalization of the Underlying Asset included in each group as of April 24, 2013 indicated in parentheses: Information Technology (17.53%), Financials (16.12%), Healthcare (12.82%), Consumer Discretionary (11.78%), Consumer Staples (11.16%), Energy (10.62%), Industrials (9.88%), Utilities (3.65%), Materials (3.38%) and Telecommunication Services (3.06%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Underlying Asset to achieve the objectives stated above.

S&P calculates the Underlying Asset by reference to the prices of the constituent stocks of the Underlying Asset without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the Underlying Asset constituent stocks and received the dividends paid on those stocks.

Computation of the Underlying Asset

While S&P currently employs the following methodology to calculate the Underlying Asset, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the Underlying Asset was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Underlying Asset halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Underlying Asset to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Underlying Asset did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Underlying Asset.

Under float adjustment, the share counts used in calculating the Underlying Asset reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the Underlying Asset.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Underlying Asset is calculated using a base-weighted aggregate methodology. The level of the Underlying Asset reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Underlying Asset is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Underlying Asset, it serves as a link to the original base period level of the Underlying Asset. The index divisor keeps the Underlying Asset comparable over time and is the manipulation point for all adjustments to the Underlying Asset, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Underlying Asset, and do not require index divisor adjustments.

To prevent the level of the Underlying Asset from changing due to corporate actions, corporate actions which affect the total market value of the Underlying Asset require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Underlying Asset remains constant and does not reflect the corporate actions of individual companies in the Underlying Asset. Index divisor adjustments are made after the close of trading and after the calculation of the Underlying Asset closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Underlying Asset are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

We and S&P have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the Underlying Asset, in connection with certain securities, including the notes. The Underlying Asset is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by Bank of Montreal. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. The notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes.  S&P Dow Jones Indices have no obligation to take the needs of us or holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the notes.

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Historical Information of the Underlying Asset

The following table sets forth the high and low closing levels of the Underlying Asset from the first quarter of 2009 through April 24, 2013.

The historical levels of the Underlying Asset are provided for informational purposes only. You should not take the historical levels of the Underlying Asset as an indication of its future performance, which may be better or worse than the levels set forth below.

		High	Low

2009	First Quarter	934.70	676.53
	Second Quarter	946.21	811.08
	Third Quarter	1,071.66	879.13
	Fourth Quarter	1,127.78	1,025.21

2010	First Quarter	1,174.17	1,056.74
	Second Quarter	1,217.28	1,030.71
	Third Quarter	1,148.67	1,022.58
	Fourth Quarter	1,259.78	1,137.03

2011	First Quarter	1,343.01	1,256.88
	Second Quarter	1,363.61	1,265.42
	Third Quarter	1,353.22	1,119.46
	Fourth Quarter	1,285.09	1,099.23

2012	First Quarter	1,416.51	1,277.06
	Second Quarter	1,419.04	1,278.04
	Third Quarter	1,465.77	1,334.76
	Fourth Quarter	1,461.40	1,353.33

2013	First Quarter	1,563.23	1,457.15
	Second Quarter (through April 24, 2013)	1,593.37	1,541.61